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                                                                  Exhibit 10.115

             FISCAL YEAR 2000 SENIOR EXECUTIVE BONUS PLAN - FINAL

(1). Participants

     Glenn Cooper (President), Mark Butler (Executive Vice President), Michael Rogers (Executive Vice President), and Bobby Sandage (Executive Vice President).

(2). Maximum Available

     Base Bonus Pool: Up to 60% of Glenn Cooper's base salary; up to 50% of the base salaries of the Executive Vice Presidents (Messrs. Butler, Rogers, and Sandage)

     (Base Salary is defined as the Base Salary at the time bonuses are paid.)

(3). Bonus Pool

     The amount of Base Bonus Pool received will be calculated based on the following Performance Areas: (a) Business Development; (b) R&D Clinical Development; (c) Acquisition/In-licensing of Significant Assets; (d) Common Stock Performance; and (e) Corporate Finance. The relative weighting of each area has been determined by management and the Compensation Committee, and the total of all areas in Section 4 is equal to 100% of the Base Bonus Pool.

     The allocation of the pool will be made by the President to the other participants based on participant's performance particularly as it relates to his objectives for the year as jointly established with the President. The President may allocate any amount to any Executive Vice President, including none, but he may not exceed the pool for each individual (50%).

     The allocation of the President's pool will be made at the discretion of the Board of Directors.

(4). Computation of Performance Areas

               Goal                                       Percentage of Total
               ----                                       -------------------

a.   Business Development (#1)                                   20%
     -Out-license Pagoclone to a development/marketing partner on terms approved by the Board of Directors

b.   Business Development (#2)                                   20%
     -Out-license CerAxon to a development/marketing partner on terms approved by the Board of Directors


               Goal                                       Percentage of Total
               ----                                       -------------------
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c.   R&D Clinical Development                                    15%
     -File INDs or equivalent for 2 compounds
     -File NDA for CerAxon

d.   Acquisition/In-license                                      15%
     -Acquire or in-license a significant new asset (significance to be determined by the Compensation Committee)

5.   Common Stock Performance Goal                               15%
     -All or a portion of this goal will be earned based on the higher of the formulas derived from either the (a) relative stock performance of Interneuron's Common Stock during the fiscal year or (b) the actual percentage increase in Interneuron's Common Stock during the fiscal year. Since achievement of a large increase in Interneuron's Common Stock either over an Index or over its price at the beginning of the fiscal year is beneficial to the Company's shareholders, the calculation is made based on the higher one.

                                IPIC % pts. Increase over initial IPIC price
     % of Performance Area             IPIC %  pts. above Index
     ---------------------             ------------------------

             25%                                   10%
             50%                                   20%
             75%                                   30%
            100%                                   40%

     The Index is calculated based on the publicly available AMEX Biotechnology Index (or close equivalent if unavailable).

     In order to capture the return to shareholders during the fiscal year, the calculation of the percentage points increase above Index and the percentage points increase over IPIC stock during the year will be made from the average of two calculations: (1) from 10/1/99 to 3/31/00 (six months) and (2) from 10/1/99 to 9/30/00 (12 months). Due to the potential for short term news driven fluctuations in stock price, the average of the closing common stock price for the five trading days up to and including 10/1/99, 3/31/00 and 9/30/00 will be used instead of the closing common stock price on that day.

f.   Corporate Finance                             15%
     -Ensure cash on hand at end of year is sufficient to last for at least the following 12 months - 50% of goal.
     -Ensure cash on hand at end of year is sufficient to last for at least the following 18 months - 100% of goal.


(5). Additional Goal - Redux Litigation

     This additional goal would be over and above any bonuses earned pursuant to Sections 2, 3, 4, and 6. Achieve substantial mitigation of the Company's exposure to Redux

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     litigation on terms approved by the Board of Directors. Achievement of this goal will result in a bonus of 20-40% of base salary at the discretion of the Compensation Committee.

(6). Additional Goal - FDA Action on CerAxon

     This additional goal would be over and above any bonuses earned pursuant to Sections 2-5. The goal will be attained by achieving either of the following milestones related to CerAxon: (i) receive a favorable recommendation from a FDA Advisory Committee or (ii) receive an "Approvable Letter" from the FDA. Achievement of this goal will result in a bonus of 40% of base salary.

(7). Calculation and Payment

     A recommended calculation of the bonus will be made by management and will be reviewed and approved by the Compensation Committee. Bonuses may be paid periodically during the fiscal year upon attainment of goals, but not later than October 31, 2000. Payment will be made only to recipients who are still employees of the Company at the time of payment of the bonuses or October 31, 2000, whichever is earlier.

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